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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Dean Foods Company

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Dean

Enhancing, Enriching, Sustaining

Dean's Place at the Table

2005 Proxy Statement and Notice of Annual Meeting

Notice of Stockholders’ Meeting

We will hold this year’s annual stockholders’ meeting on Tuesday, May 24, 2005 at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

     At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

▪	Proposal One: A proposal to re-elect Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr. and John R. Muse as members of the Board of Directors, and

▪	Proposal Two: A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2005.

We will also vote on a proposal submitted by a shareholder that is opposed by our Board of Directors.

     Finally, we will discuss and take action on any other business that is properly brought before the meeting.

     If you were a stockholder on April 1, 2005, you are entitled to vote on the proposals to be considered at this year’s meeting.

     This Notice and the accompanying proxy statement are first being mailed to stockholders on or about April 22, 2005.

     By order of the Board of Directors,

Sincerely,

Michelle P. Goolsby
Executive Vice President,
Chief Administrative Officer,
General Counsel and Corporate Secretary

You Are Invited

April 14, 2005

Dear Fellow Stockholders,

We hope that you will come to our annual stockholders’ meeting on Tuesday, May 24, 2005. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on our 2004 results and our outlook for 2005 and beyond. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

     If you have questions regarding any of the matters contained in this proxy statement, please contact our Investor Relations department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board
and Chief Executive Officer

Questions and Answers

Why did I receive this proxy statement?

On April 22, 2005, we began mailing this proxy statement to everyone who was a stockholder of our company on April 1, 2005. One purpose of this proxy statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

     More importantly, this proxy statement:

▪	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

▪	Provides updated information about our company that you should consider in order to make an informed decision at the meeting.

I received more than one proxy statement. Why?

If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you receive.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

▪	Is present in person, or

▪	Is not present in person but has voted by telephone, internet or mail prior to the meeting.

According to our bylaws, holders of at least 75,137,907 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on April 1, 2005) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     If holders of fewer than 75,137,907 shares are present at the meeting, we will reschedule the meeting. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

▪	Proposal One: A proposal to re-elect Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr. and John R. Muse as members of our Board of Directors, and

▪	Proposal Two: A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2005.

Proposal One and Proposal Two have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on those proposals and recommends that you vote FOR each of Proposal One and Proposal Two.

     We will also vote on a stockholder proposal that our Board of Directors opposes.

     On each proposal, you are entitled to one vote for each share of stock that you owned on April 1, 2005. Cumulative voting is not permitted.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will report on the highlights of 2004 and our outlook for 2005 and beyond.

How many votes are necessary to re-elect the nominees for director?

The four nominees receiving the highest number of “yes” votes will be elected as directors. This number is called a plurality.

Our common stock was the only class of stock outstanding on April 1, 2005.
As of that date, there were 150,275,812 shares of common stock outstanding.

Questions and Answers

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise that cause one or more of them to be unable to stand for re-election, then either:

▪	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

▪	The Board of Directors may, during the meeting, nominate another person for director.

Please understand that if our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use their discretion to vote on your behalf.

How many votes are necessary to pass the other proposals?

The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2006.

     Both Proposal Two and the stockholder proposal must receive the affirmative vote of a majority of the shares having voting power present (in person and by proxy) at the meeting in order to pass.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card.

     If you are a registered stockholder, you can also vote at the meeting. If your shares are in a brokerage account, you might not be a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should, therefore, vote by telephone, internet or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.

     Please understand that voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Michelle Goolsby, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have voted.

     However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Ms. Goolsby will be authorized to use their discretion to vote on such issues on your behalf.

     If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposal One, FOR Proposal Two and AGAINST the stockholder proposal.

     We encourage you to vote now (by telephone, internet or mail) even if you plan to attend the meeting in person.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005. We will file that report with the Securities and Exchange Commission (“SEC”) by August 9 of this year, and you can obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations office at 800.431.9214 or the SEC at 800.SEC.0330

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

▪	Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, LB 30, Dallas, Texas 75201, or

Questions and Answers

▪	Vote again, either by telephone or internet (the last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. If there are enough stockholders present to conduct the meeting, your failure to vote will not affect the outcome of the proposals.

     If your shares are held in “street name” and you do not vote, your brokerage firm could:

▪	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

▪	Leave your shares unvoted.

Generally, your broker will be permitted to vote for you on Proposals One and Two regarding the election of directors and the ratification of Deloitte & Touche LLP. Your broker will not be permitted to vote for you on the stockholder proposal.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal by certified mail to our Corporate Secretary by no later than March 1 of the year of the meeting.

     If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing by no later than December 14, 2005. We will include your proposal in our next annual proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.

     You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, LB 30, Dallas, TX 75201.

     According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

How much will this solicitation cost, and who will pay for it?

We have engaged Georgeson Shareholder to assist in the distribution of proxy materials and, if necessary, the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax or e-mail. We will pay Georgeson Shareholder a fee of up to $6,000, plus certain expenses. We will also pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, The Bank of New York, will count the votes and act as inspector of election.

About the Proposals

Proposal One: Re-Election of Directors

Our Board of Directors is divided into three classes serving three year terms. This year’s nominees for re-election to the Board of Directors for a three-year term are:

Tom C. Davis –
Director since March 2001

Mr. Davis, age 56, has served as Chief Executive Officer of The Concorde Group, a private investment firm, since March 2001. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston (formerly DLJ) from March 1984 to February 2001. In this position, Mr. Davis worked with several large private equity firms, in addition to a variety of public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retailing industries. In addition to ours, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc. and Westwood Holdings Group, an investment management and trust services company, both of which have issued publicly-traded securities.

Stephen L. Green –
Director since October 1994

Mr. Green, age 54, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., one of our former principal stockholders, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group.

Joseph S. Hardin, Jr. –
Director since May 1998

Mr. Hardin, age 59, served as Chief Executive Officer of Kinko’s, Inc. from May 1997 until January 2001. Currently retired, Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to ours, Mr. Hardin also serves on the Board of Directors, and on the Audit and Governance/Nominating Committees of the Board of Directors, of American Greetings Corporation.

John R. Muse –
Director since November 1997

Mr. Muse, age 54, is Chairman and co-founding partner of Hicks, Muse, Tate & Furst Incorporated. Prior to the formation of Hicks, Muse, Tate & Furst in 1989, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwest region of the United States from 1984 to 1989. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. In addition to ours, he also serves on the Board of Directors of Swift & Company, a meat packing company, which has issued publicly traded securities.

Mr. P. Eugene Pender currently serves as a Class I member of our Board of Directors. His term will expire at this year’s annual stockholders’ meeting. Mr. Pender was not nominated for re-election due to the age guidelines contained in our Board of Directors’ Corporate Governance Principles. Consistent with our

Our Board of Directors recommends that you vote for
Mr. Davis, Mr. Green, Mr. Hardin and Mr. Muse.

About the Proposals

Board’s belief that a smaller Board will increase the effectiveness, efficiency and focus of the Board, the Board decided to retire Mr. Pender’s seat on the Board upon the expiration of Mr. Pender’s term, effectively reducing the size of the Board by one. Our bylaws require that the three classes of directors be as nearly equal in number as possible. With the elimination of Mr. Pender’s seat, the sizes of the classes would have been as follows: Class I, 3; Class II, 5: and Class III, 5. Therefore, in anticipation of the expiration of Mr. Pender’s Board term, the Board voted in February of this year to re-classify Mr. Joseph S. Hardin, Jr. from Class III to Class I. He was nominated for re-election along with the other Class I directors.

Mr. Davis, Mr. Green, Mr. Hardin and Mr. Muse were unanimously nominated for re-election by our Board of Directors following the recommendation of the Governance Committee of our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.

Proposal Two: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2005 fiscal year and is soliciting your ratification of that selection.

     Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 15 of this proxy statement for further information about the responsibilities of our Audit Committee and page 17 for an important report by the Audit Committee.

Our Board of Directors recommends that you vote for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2005.

Stockholder Proposal

We have received a stockholder proposal from the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund (collectively, the “Funds”), whose address is The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007. The Funds beneficially own approximately 846,946 shares of our common stock. The Office of the Comptroller of New York City intends to introduce the following resolution at the Annual Meeting and has furnished the following statement in support of the proposal:

SUSTAINABILITY REPORT TO STOCKHOLDERS

Whereas:

Disclosure of key information is a founding principle of our capital markets.

     Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact stockholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens will more likely prosper over the long term and be accepted in their communities. The link between sustainability performance and long term stockholder value is awakening mainstream financial companies to new tools for understanding and predicting capital markets. According to environmental research consultant Innovest, major investment firms including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich/Scudder subscribe to information on companies’ social and environmental practices to help make investment decisions.

     A growing number of companies are issuing sustainability reports. According to the Dow Jones Sustainability Group, sustainability includes: “Encouraging long lasting social well being in communities where they operate, interacting with different

About the Proposals

stakeholders (e.g., clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.”

     Companies increasingly recognize that transparency and dialogue about sustainability are key to business success. For example, Ford Motor Company states, “sustainability issues are neither incidental nor avoidable–they are at the heart of our business.” Baxter International sees sustainability reporting as “a balanced way of thinking, acting and driving accountability across Baxter each and every day.” American Electric Power states that, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”

     Moreover, many global organizations, like the European Union Framework for Corporate Social Responsibility, support corporate sustainability reporting. The national governments of Australia, Japan and the United Kingdom recommend sustainability reporting. In addition, companies listed on the Johannesburg and Paris Stock Exchanges are now required to report non-financial information related to corporate social and environmental performance.

RESOLVED:

That shareholders request the company disclose its social, environmental and economic performance to the public by issuing annual sustainability reports.

What is the company’s position regarding the stockholder proposal?

Our Board of Directors has considered the above proposal and recommends that our stockholders vote against the proposal for the following reasons.

     We believe that our policies and practices already address more than adequately the concerns raised by the stockholder proposal. We are fully committed to ensuring that all of our facilities, whether in the U.S. or any other country, are operated legally, ethically and responsibly. Our Code of Ethics, which is posted on our website at www.deanfoods.com, guides our activities around the world. It commits all of our employees, officers and directors to honest and ethical behavior and obedience of all laws and regulations applicable to our business. It outlines our pledge to conduct business with the highest ethical standards. We also have many other policies and practices designed to ensure that we conduct our operations in a manner that provides a safe and healthy workplace, that complies with all applicable occupational safety and health standards and that safeguards the environment.

     We are committed to nurturing and supporting the communities where we do business. We give back to our communities to strengthen them and to foster a healthier and better tomorrow. Our community support efforts are focused in three main areas–health/nutrition (including hunger), education/arts and environmental stewardship/conservation. We support worthy organizations both at the corporate level and locally through our network of processing facilities nationwide.

     As a food company, we believe it is our obligation to help educate consumers on matters that affect their health, particularly the importance of making good nutritional choices and leading healthy, active lifestyles. Because we make many wholesome and nutritious products that are essential for good health, we look for opportunities to bring a message to consumers about healthy foods and their role in fostering healthy lifestyles. We have been supporters of the Susan G. Komen Breast Cancer Foundation and its efforts to fund breast cancer research, education, screening and treatment. We are proud that our Silk ® soymilk is a national sponsor of Komen’s Race for the Cure series, and our employees are active participants in Race events nationwide. We also have supported the American Heart Association, the National Osteoporosis Foundation and other worthwhile causes that promote awareness of the importance of good nutrition.

     We recognize that good and healthy food choices are not an option for many millions of Americans who go hungry. A number of our processing facilities make substantial product donations and cash contributions to combat hunger in their communities through America’s Second Harvest and local food banks across the country. Our employees also have participated in the annual Great American Bake Sale, which benefits Share Our Strength, a national anti-hunger and anti-poverty organization.

About the Proposals

     In our communities we also support programs that improve the education and opportunities for children, particularly at-risk children. In Dallas, Texas, home of our corporate office, we have “adopted” two inner city schools: St. Philips School and Community Center, which provides education and community services to children, their families and other residents of southern Dallas; and the Notre Dame School, which provides a quality education to children with mental disabilities, and facilitates their integration into society.

     In New England, we have partnered with organizations such as the Massachusetts Department of Social Services, the Connecticut Department of Social Services, A Family for ME (Maine) and the Rhode Island Department of Children, Youth and Families to recruit foster families. The Garelick Farms Add Something Fun Tour was successful in recruiting record numbers of foster families throughout New England in 2003.

     We have encouraged literacy through our national program, “Get on Board and Read @ Your Library,” developed as a partnership between our Hershey ® ’s Milk and Milkshakes and the American Library Association to encourage teens across the country to discover the world through reading.

     We also believe that exposure to the arts, whether through self-created works or through enjoying the works of others, is extremely beneficial to children, especially at-risk children. The arts can improve thinking and communication skills, build self-confidence and provide creative and healthy means of expression. We have provided funding and support for organizations and facilities that increase children’s access, especially at-risk children, to the visual, literary and performing arts.

     We are a major supporter of the Dallas Symphony Orchestra’s Young Strings program, which provides talented African-American and Hispanic string students with private lessons, mentoring, performance opportunities, concert tickets and instrument loans. Our Oak Farms Dairy division has supported the construction of Dallas’ Latino Cultural Center, which hosts a variety of Latino entertainment and educational programs. We also are proud to be a major contributor to the creation of the Dallas Center for the Performing Arts, a family of facilities that will house performances of opera, musical theater and classic and experimental theater from across the globe. As part of this support, Schepps Dairy is a principal partner in the Dallas Theater Center’s Project Discovery, which provides arts accessibility and education programming to Dallas middle and high school students.

     We believe that partnering with our communities means not just supporting them today, but sustaining them for tomorrow. We contribute to causes and organizations that further sustainable agriculture, conservation of natural resources, animal welfare and preservation of family farms and rural communities. We are a proud supporter of organizations such as Trees for the Future, Beyond Pesticides, Earth Share, National Wildlife Federation, Heifer International and Undo It, an environmental defense movement addressing the critical issue of global warming.

     Our Dairy Group maintains a crime reward program, which pays monetary rewards for information offered to police in connection with local crimes. This successful program, started at our Schepps Dairy in Dallas, Texas in the early 1970s, has been extended to other cities across the country. This program provides a tangible way for us to contribute to the quality of life and safety in the communities we serve.

     Our community involvement is outlined on our corporate website at www.deanfoods.com/aboutus/community.

     We are committed to leadership in sustainable business practices. Two of our largest brands, Silk and Horizon Organic ® , are inherently sustainable and socially responsible as they are certified organic. Organic foods are produced without antibiotics, added growth hormones or pesticides, providing added health benefits for consumers. Production of organic foods promotes sustainable agriculture, benefiting the land and animals that produce the raw materials in these products.

     As the largest organic foods company in the United States, we are major advocates for sustainable agriculture through support of America’s farmers. We work with more than 500 family farmers nationwide to produce organic milk and soymilk products, to promote environmentally friendly farming methods and to ensure a healthy food supply. Both our Silk and our Horizon Organic brands are sponsors of Farm Aid, whose mission is to keep family farmers on their land, ensuring safe, healthful food, protecting natural resources and strengthening local economies. Our

About the Proposals

WhiteWave Foods subsidiary has recently replaced much of the power it uses with wind power. Use of wind power results in an increase in available clean energy and a reduction of non-renewable, polluting energy sources. In 2003 and in 2004, WhiteWave Foods was recognized by the Environmental Protection Agency for our positive impact on the environment with the EPA Green Power Partnership.

     Likewise, our Dairy Group is also committed to improving our environment. Our Dairy Group, which operates more than 100 plants across the country, has a vigorous program of auditing our plants for environmental compliance. Also, in several locations we have built or are building our own wastewater treatment facilities in order to reduce our wastewater discharge, and we have recently begun a program of replacing our cooling systems when they require replacement with more environmentally friendly systems that do not use ozone-depleting substances such as freon.

     We work hard to be a good corporate citizen. Sustainable business practices are important to us. We have been, and will continue to be, committed to upholding and abiding by all laws and regulations that govern our operations, wherever we operate. We have been, and will remain, committed to treating all of our employees with dignity, fairness and respect, protecting the health and safety of our employees, protecting the environment and enhancing the quality of life in the communities in which we operate.

     We believe that requiring our company to prepare the proposed sustainability reports is not in the best interests of our company or our stockholders. The proposed sustainability reports are unnecessary and would not result in any additional benefit to our stockholders or employees. In addition, the proposed reports would be costly and time-intensive and would be duplicative of many of our existing policies, initiatives and efforts. We believe that our corporate resources can be put to more productive use.

For these reasons, our Board of Directors recommends that you vote against the stockholder proposal.

Other Information

Who is on our Board of Directors?

In addition to the four directors proposed for re-election, the following persons currently serve on our Board of Directors:

Alan J. Bernon –
Director since August 1997

Mr. Bernon, age 50, serves as Chief Operating Officer of the Northeast Region of our Dairy Group. He was originally elected to our Board of Directors in connection with our acquisition of Garelick Farms in 1997. From September 1985 until July 1997, Mr. Bernon served as President of The Garelick Companies. His term will expire in 2007.

Lewis M. Collens –
Director since December 2001

Mr. Collens, age 67, has served as the President of Illinois Institute of Technology (“IIT”) and Chairman of IIT Research Institute since 1990. From 1974 to 1990, he served as Dean of IIT Chicago Kent College of Law. Mr. Collens was originally elected to our Board of Directors in connection with our acquisition of the former Dean Foods Company (“Legacy Dean”) on December 21, 2001. Mr. Collens had served on the Board of Directors of Legacy Dean since 1991 and was Chairman of its Audit Committee and a member of its Corporate Governance Committee. His term will expire in 2006.

Gregg L. Engles –
Chairman of the Board, Director since October 1994

Mr. Engles, age 47, has served as our Chief Executive Officer and as a director since the formation of our company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired Legacy Dean, Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. Prior to the formation of our company, he served as Chairman of the Board and Chief Executive Officer of certain predecessors to our company. In addition to ours, Mr. Engles also serves on the Board of Directors of Swift & Company, a meat packing company which has issued publicly-traded securities. His term will expire in 2007.

Janet Hill –
Director since December 2001

Mrs. Hill, age 57, has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mrs. Hill had served on the Board of Directors of Legacy Dean since 1997 and was a member of its Audit and Corporate Governance Committees. In addition to ours, Mrs. Hill serves on the Boards of two other public companies including Wendy’s International (where she also serves on the Compensation Committee) and Nextel Communications (where she also serves on the Audit, Compensation, Corporate Governance and Nominating Committees). Her term will expire in 2006.

Other Information

Ronald Kirk –
Director since February 2003

Mr. Kirk, age 50, has been a partner with the law firm of Vinson & Elkins since February of this year. He was a partner with the law firm of Gardere Wynne Sewell LLP from 1994 through January 2005. From June 1995 to November 2001, he also served as Mayor of the City of Dallas, Texas. In addition to ours, Mr. Kirk also serves on the Boards of two other public companies, including Brinker International, a restaurant operator (where he also serves on the Audit and Nominating Committees), and Petsmart Inc. (where he also serves on the Corporate Governance Committee). His term will expire in 2007.

John S. Llewellyn, Jr. –
Director since December 2001

Mr. Llewellyn, age 70, served as President and Chief Executive Officer of Ocean Spray Cranberries, Inc. from 1988 until his retirement in 1997. He was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mr. Llewellyn had served on the Board of Directors of Legacy Dean since 1994 and was a member of its Compensation and Corporate Governance Committees. His term will expire in 2007.

Hector M. Nevares –
Director since October 1994

Mr. Nevares, age 54, was President of Suiza Dairy, a Puerto Rico dairy processor, from June 1983 until September 1996, having served in additional executive capacities at Suiza Dairy since June 1974. From March 1998 until April 2000, Mr. Nevares served as a consultant for us. His term will expire in 2006.

P. Eugene Pender –
Director since October 1994

Mr. Pender, age 74, served as Vice President and Controller of The Southland Corporation until his retirement in December 1987. After his retirement, he served as a consultant to The Southland Corporation until March 1991. Mr. Pender’s term will expire at this year’s annual stockholders’ meeting.

Pete Schenkel –
Director since January 2000

Mr. Schenkel, age 69, joined our company in January 2000 as President of our Dairy Group and a member of our Board of Directors. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (now a part of our Dairy Group), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994. He was originally elected to our Board of Directors in connection with our acquisition of Southern Foods Group in January 2000. His term will expire in 2006.

Other Information

Jim L. Turner -
Director since November 1997

Mr. Turner, age 59, has served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group, Inc. since its formation in 1999. Prior to that, since 1985, he held similar positions with various predecessors to Dr Pepper/Seven Up Bottling Group, Inc. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2006.

Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our company and/or our officers, on the one hand, and each director on the other. In 2005, the Board determined that all of the members of our Board of Directors are “independent,” as that term is used in the New York Stock Exchange’s guidelines, except for Mr. Engles, Mr. Schenkel, Mr. Bernon and Mr. Muse. Mr. Engles, Mr. Schenkel and Mr. Bernon are all current employees of our company and, therefore, they are not independent. Our Board of Directors has determined that Mr. Muse is not independent due to Mr. Engles’ position on the Board of Directors of Swift & Company. Hicks, Muse, Tate & Furst, of which Mr. Muse is Chairman and co-founding partner, owns a controlling interest in Swift & Company. While Mr. Muse does not receive any compensation from Swift & Company other than normal compensation for his services as a director, Hicks, Muse, Tate & Furst does receive an annual fee from Swift & Company based on budgeted earnings, and is entitled to receive additional fees in certain circumstances, such as in the event of an acquisition, restructuring, or debt or equity issuance.

     The law firm in which Mr. Kirk was a partner from 1994 through January 2005 provides certain services to our company, and we have also previously used the services of his new law firm, prior to Mr. Kirk joining that firm. In addition, we have used the services of an executive search firm in which Mr. Kirk’s wife is a partner. Mr. Hardin serves on the Board of a charitable organization to which we have made donations. Also, Mr. Kirk serves on the Board of Brinker International and Ms. Hill serves on the Boards of Wendy’s International and Nextel Communications. We provide products to Brinker International and Wendy’s International in the ordinary course of our business. We purchase certain communications products and services from Nextel Communications in the ordinary course of our business. The amounts for 2004 are disclosed on page 27. Neither the fees that we have paid to Mr. Kirk’s former law firm, Mr. Kirk’s current firm or Mrs. Kirk’s firm, nor the donations we have made to the charity with which Mr. Hardin is affiliated, were in material amounts. Likewise, our sales to Wendy’s International and Brinker International, and our purchases from Nextel, are not material to our company as a whole. Therefore, our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships do not have a material impact on the directors’ relationships with the company or with any of our officers. Therefore, our Board of Directors has determined that Ms. Hill, Mr. Kirk and Mr. Hardin meet the “independence” standard of the New York Stock Exchange.

Other Information

What Are The Responsibilities Of Our Board Of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and shareholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

     All directors are expected to avoid conflicts of interest and to represent the best interests of our shareholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively. Members of our Board of Directors are required to regularly attend all Board meetings. There is no specific policy requiring that all members attend the annual meeting of shareholders; however, all but two of our Board members did attend our 2004 annual meeting of shareholders.

     The Board of Directors meets according to a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The Board met eight times during 2004, including four regular meetings and four special meetings, and acted by written consent two times. In 2004, all members attended at least 75% of the meetings of the Board of Directors and the Committees on which they serve.

     The independent members of our Board of Directors regularly hold meetings in “executive session.” The independent directors have selected Mr. Hardin to serve as Presiding Director during such executive sessions.

The Board of Directors has adopted a set of Corporate Governance Principles for our company, including certain director qualification standards and continuing education requirements, a copy of which is accessible through our corporate website at www.deanfoods.com.

Other Information

What Are The Committees Of Our Board Of Directors And Who Serves On Those Committees?

Our Board of Directors has established certain Committees to assist in the performance of its various functions. The chart below lists all of the Committees of our Board of Directors, and indicates who currently serves on those Committees and how many times each Committee met during 2004.

									Strategic
Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)		Planning
Bernon									*
Collens	*
Davis	*
Engles					*	(1)			*
Green	*		*						*
Hardin			*	(1)	*		*		* (1)
Hill							*	(1)
Kirk									*
Llewellyn			*						*
Nevares			*
Pender	*	(1)					*
Schenkel					*
Turner							*
Meetings in 2004	8		8		1		5		3

*	Committee Member

(1)	Committee Chair

(2)	All of the members of our Audit, Compensation and Governance Committees are “independent,” as determined in accordance with New York Stock Exchange guidelines, and are appointed by the Board of Directors.

(3)	All of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission.

What Are The Responsibilities Of Our Board Committees?

Audit Committee: The Audit Committee is responsible for assisting our Board of Directors in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditor, and (4) our compliance with applicable legal and regulatory requirements.

     The Audit Committee has sole authority to appoint and replace our independent auditor and is directly responsible for the compensation and oversight of the independent auditor for the purpose of preparing or issuing an audit report or related work. The Audit Committee is responsible for approving all permitted non-audit services to be performed by our independent auditor, and has established guidelines for doing so. See the Report of the Audit Committee on page 17 for more information.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense. The Audit
Committee meets regularly with members of our management and with our independent auditor outside the presence of management.

Other Information

     The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and is required to meet not less frequently than quarterly.

Compensation Committee: Our Compensation Committee is responsible for setting our executive compensation policies and objectives and administering our executive compensation programs. The Compensation Committee evaluates the performance of, and determines compensation for, our Chief Executive Officer. The Compensation Committee also determines the compensation for our other corporate officers and certain other key employees, and acts in an advisory role on non-executive employee compensation. The Compensation Committee administers our stock option and stock award plans and makes final determinations regarding grants of stock options and other stock-based awards. The Compensation Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and performs annual self-evaluations.

Executive Committee: The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis, as to matters specifically delegated to the Executive Committee from time to time. This Committee meets only as needed.

Governance Committee: The Governance Committee is responsible for considering, developing and making recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate composition, size, function and operation of the Board and its Committees to optimize the effectiveness of the Board of Directors. Specifically, the Governance Committee must (1) consider, recommend and recruit candidates to fill new or open positions on the Board, (2) review candidates recommended by shareholders, (3) conduct the appropriate and necessary inquiry into the backgrounds and qualifications of possible candidates, and (4) recommend director nominees for approval by the Board of Directors and our shareholders. When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a shareholder), the Governance Committee will generally require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. Their ultimate goal when considering the composition of our Board of Directors is to ensure that the Board includes members with appropriately diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company. The Governance Committee also considers possible conflicts of interest of Board members and senior executives, recommends Board Committee members, recommends director development activities and is involved in succession planning and management development for senior management. The Governance Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and performs annual self-evaluations. The Governance Committee will consider stockholder recommendations submitted in writing to the address set forth below.

Strategic Planning Committee: The Strategic Planning Committee has been assigned the task of working with our executives to chart the strategic course of our company, with the goal of maximizing stockholder returns over the medium to long term. Specific areas considered by the Strategic Planning Committee include business mix, capital and other resource allocation and earnings growth.

How Can You Communicate With Our Board Of Directors?

     Should you wish to contact our Board of Directors, or the non-employee directors or any individual member of our Board of Directors, you may write to them, him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201.

Other Information

Reports To You From Our Board Committees

Report Of The Audit Committee

We have met with representatives of Deloitte & Touche LLP and company management to review and discuss the company’s audited consolidated financial statements for the year ended December 31, 2004 and the assessment of the company’s internal control over financial reporting. We have discussed significant accounting policies applied by the company in its financial statements, as well as alternative treatments. We discussed with the company’s internal auditor and independent auditor the overall scope and plans for their respective audits. We met with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, the evaluations of the company’s internal controls and the overall quality of the company’s financial reporting. We also reviewed and discussed company policies with respect to risk assessment and risk management, and received regular reports regarding the company’s compliance program and ethics hotline.

     We have discussed with Deloitte & Touche, and they have provided written disclosures to us, regarding (1) the matters required to be communicated under generally accepted auditing standards (Standard No. 61, Communication with Audit Committees), and (2) Deloitte & Touche’s independence, as required by the Independence Standards Board (Standard No. 1, Independence Discussions with Audit Committees).

     Deloitte & Touche has served as independent auditor for the company since its formation. Deloitte & Touche periodically changes the personnel who work on the audit. In addition to performing the audit of the company’s consolidated financial statements, Deloitte & Touche also provides various other services to the company. All of the services provided for the company by Deloitte & Touche in 2004 were approved by us. The aggregate fees and reimbursable expenses billed to the company and its subsidiaries by Deloitte & Touche for 2004 and 2003 were:

	2004	2003
Audit Fees(1)	$6,430,000	$3,815,000
Audit-Related Fees(2)	4,069,000	3,226,000
Tax Fees(3)	875,000	506,000
All Other Fees(4)	546,000	641,000

Total	$11,920,000	$8,188,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the company’s annual financial statements and review of financial statements included in the company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. In 2004, the audit fees also included the audit of the company’s internal controls.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the company’s financial statements (which are not reported above under the caption “Audit Fees”) such as fees for accounting due diligence on acquisitions and divestitures, and audits of company employee benefit plans.

(3)	For 2004, “Tax Fees” include $252,000 for tax preparation and compliance and $623,000 for tax advice and planning. For 2003, “Tax Fees” includes $382,000 for tax preparation and compliance and $124,000 for tax advice and planning.

(4)	“All Other Fees” includes fees billed for completing actuarial work on certain of the company’s defined benefit plans and other employee benefit plan services and certain other non-audit consultations.

     The Audit Committee has considered whether the services performed by Deloitte & Touche other than audit services or services related to the audit are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and the independent auditor, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

     We have also recommended that Deloitte & Touche be selected as the company’s independent auditor for 2005.

     We have sole authority to engage and determine the compensation of the company’s independent auditor. Pre-approval by the Audit Committee is required for any engagement of Deloitte & Touche, and we have established the following pre-approval policies and procedures. Annually, we pre-approve services to be provided by Deloitte & Touche. We also consider the engagement of Deloitte & Touche to provide other services during the year. In addition to conducting our 2005 audit, we have pre-authorized

Other Information

Deloitte & Touche to provide services to the company in connection with the following types of non-audit matters:

Audit-Related Engagements

▪	Audit of financial statements for Dean Dairy Group or any other subsidiary

▪	Financial statement audits of company employee benefit plans

▪	Ordinary course accounting consultations

▪	Due diligence services related to potential acquisitions and divestitures of businesses

Tax Engagements

▪	U.S. federal, state and local tax compliance advice

▪	International tax compliance advice

▪	Review of federal, state, local and international income, franchise and other tax returns

▪	Advice on tax audits

▪	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.

Other

▪	Licensing of tax return preparation software.

The pre-approval described above will expire in November 2005. In the event a matter of a type listed above arises before November 2005, we have authorized management, if necessary, to negotiate, for the Chairman’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide us, at our next regularly scheduled meeting, with detailed documentation about the services to be provided. Any service that management wishes Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Committee before the service is provided. In determining whether to approve the engagement of Deloitte & Touche, we consider whether such service is consistent with their independence. We also consider the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and we review such comparisons each year.

     Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you have.

This Report Is Presented by:

The Members of the Audit Committee
P. Eugene Pender (Chairman), Lewis M. Collens, Tom C. Davis, Stephen L. Green

Report of the Compensation Committee

Our goals in setting compensation for our executive officers and our senior operating officers are:

▪	To attract and retain top talent within the food industry,

▪	To motivate the performance of officers in support of achievement of the company’s strategic financial and operating performance objectives,

▪	To reward performance, and

▪	To align our officers’ interests with the long-term interests of our stockholders through awards of stock options and other equity vehicles.

In order to ensure that we are able to attract and retain the highest caliber management, we endeavor to ensure that total compensation is comparable to that offered by competitors for the company’s management talent. Specifically, we considered the following companies (referred to in this report as the “Comparison Group”): Archer-Daniels-Midland Company, Campbell Soup Company, The Clorox Company, Coca-Cola Enterprises Inc., Colgate-Palmolive Company, ConAgra Foods, Inc., Cott Corporation, Del Monte Foods Company, General Mills, Inc., The Gillette Company, H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, The J.M. Smucker Company, Kellogg Company, Kimberly-Clark Corporation, McCormick & Co., Inc., The Pepsi Bottling Group, Inc., The Procter & Gamble Company, Sara Lee Company, Smithfield Foods, Inc., Tyson Foods, Inc. and The Wrigley Company.

Other Information

     In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we have put an emphasis on performance-based compensation so that attainment of company, business unit and, in some cases, individual performance goals, is rewarded. Through the use of performance-based plans that emphasize attainment of company and/or business-unit goals, we seek to foster an attitude of teamwork, and the use of tools such as equity ownership is important to ensure that the efforts of management are consistent with the objectives of stockholders.

     At present, the compensation of the executive officers and senior operating officers consists of base salary, annual incentive compensation, long-term incentive awards and benefits. We determine base salary, annual incentive compensation and long-term incentive awards for the Chief Executive Officer and for each of the other executive officers and senior operating officers after review of:

▪	Publicly available information and available executive compensation survey data concerning the base salaries of persons with similar responsibilities in our Comparison Group, as well as on companies of comparable size in general industry,

▪	The responsibilities of each officer, and

▪	The subjective evaluation of such officer’s overall performance and contribution to the company.

Generally, it is our practice to set base salaries at the median of market range, adjusted to reflect each officer’s individual performance and contributions. The company’s chief executive officer provides us with recommendations regarding increases to executive officers’ base salaries excluding himself.

     Year-end cash bonuses are designed to motivate the officers to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the company. In conjunction with our review of the strategic and operating plans of the company, each year we establish target performance levels for the officers based either on the company’s earnings per share, the performance of particular operating units over which the officer has control or on individual goals, or some combination thereof. It is our practice to set bonus levels at the median to 75th percentile of the Comparison Group, adjusted to reflect individual performance and contributions.

     For the 2004 performance period, the company achieved 89% of its budgeted earnings per share (“EPS”) goal for the year, which was below the threshold established by the Committee for the year. As a result, no bonuses were paid to corporate officers for the portion of their bonus attributable to EPS goals. Awards were made to corporate officers (except for Mr. Engles) of up to 20% of their target bonus based on their individual performance. The Dairy Group achieved 98% of its budgeted financial performance goals, and awards for financial and individual performance were made to executive officers and other officers and key employees in this group.

     We believe that a significant portion of officer compensation should be dependent on value created for stockholders. Our officers generally receive long-term incentive awards at a market percentile based on the company’s total stockholder return over the preceding three years relative to the total stockholder return of the Comparison Group. Our goal is for these grants to be from the 25th to the 75th percentile, depending on our total stockholder return as compared to that of the Comparison Group. For 2004, the company’s total stockholder return for the preceding three years ranked at the 92nd percentile of the Comparison Group. Based on this performance, long-term incentive grants were targeted at the 75th percentile of the Comparison Group.

     Beginning in 2003, we began awarding stock units in addition to stock options, with the award values weighted approximately 50% each. The same approach was used in 2004.

     Officers also receive benefits typically offered to executives by companies engaged in businesses similar to the company’s and various benefits generally available to all employees of the company (such as health insurance). We have reviewed the company’s executive benefit plans and the methods by which benefits are earned under the plans. We found the plans to be appropriate components of the company’s compensation program.

     Awards to officers under the company’s long-term incentive plans qualify for the exemption offered by Section 162(m) of the U.S. tax code, which allows performance-based compensation paid to an executive in excess of $1,000,000 to be tax deductible if certain conditions are met. Cash compensation (including annual incentive

Other Information

compensation) that we pay does not currently qualify for the Section 162(m) exemption. In 2004, $579,037 of Mr. Schenkel’s cash compensation and $1,838,622 of Mr. Engles’ cash compensation was not deductible. Because the instances where our officers’ cash compensation has exceeded $1,000,000 have been limited, we have not adopted a policy of strict compliance with the Section 162(m) exemption. At this point, we believe it is more important to retain the flexibility to compensate officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we feel it is in the best interest of the company and its stockholders.

     Mr. Engles’ base salary for 2004 was $1,000,000 (net of an approximately $2,000 gross-up for a new long-term disability benefit that was initiated in 2003 for all top executives), which was the same as his base salary for 2002 and 2003. For 2005, we raised Mr. Engles’ base salary to $1,070,000, which is just below the median of the Comparison Group. His salary had not been increased since 2002.

     Mr. Engles’ target bonus for 2004 was 110% of his base salary, with a potential range of 0% to 220% of his base salary, depending on the degree of attainment of budgeted EPS for 2004. Mr. Engles did not receive a bonus for 2004 because the company did not achieve our EPS objectives. For 2005, we raised Mr. Engles’ target bonus from 110% to 120% of his base salary, which is just below the median of the Comparison Group.

     In 2004, Mr. Engles received 101,000 stock units and options to purchase 324,000 shares of common stock. In 2005, we granted Mr. Engles 104,000 stock units and options to purchase 288,000 shares of common stock.

     At the end of each year, we establish written evaluation objectives for the Chief Executive Officer for the upcoming year. At the end of that year, we evaluate his performance against the evaluation objectives and we take the results of our evaluation into consideration when setting his compensation for the next year. The evaluation objectives that we established for Mr. Engles for 2004 included objectives in the following categories: shareholder return and earnings per share growth; his credibility with the investment community; his relationship with the Board of Directors; development and execution of the company’s strategic plan; certain tactical and operational concerns; his development of and relationship with the company’s management; and his leadership in establishing and maintaining a culture of compliance, ethical behavior and social responsibility throughout the company.

     In conjunction with setting officer compensation for 2004, we engaged Compensation Strategies, Inc., an independent compensation consulting firm, to provide certain assistance. We used Mercer Human Resource Consulting, Inc. to assist us in connection with setting compensation for 2005. We rely on our compensation consultant to collect market compensation data. We then work with the consultant to ensure that position descriptions are appropriately comparable and to properly adjust the data so that it is appropriate for a company of Dean Foods’ size. Using this data, the consultant makes preliminary compensation recommendations based on our committee’s stated compensation philosophy. Our committee meets several times to discuss setting individual compensation levels, and we adjust the initial recommendations based on our assessments of the personal attributes and achievements of the individual officers. We go through a similar process in considering and establishing the company’s short-term and long-term incentive plans and other executive benefits.

THIS REPORT IS PRESENTED BY:

The Members of the Compensation Committee

Joseph S. Hardin, Jr. (Chairman), Stephen L. Green, John S. Llewellyn, Jr., Hector M. Nevares

Other Information

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors and employees, a copy of which is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics will also be posted on our website. If you would like a hard copy of our Code of Ethics, please request one by writing or calling our Investor Relations department at:

Dean Foods Company
Attn: Investor Relations
2515 McKinney Avenue, LB 30,
Suite 1200
Dallas, TX 75201
214.303.3400

How are Board members paid?

Employee directors receive no compensation for serving on the Board of Directors or its Committees other than their normal salaries. Non-employee directors receive:

▪	An annual grant of 7,500 immediately exercisable stock options,

▪	An annual grant of 2,550 stock units to be vested over a 3-year term,

▪	A $35,000 annual fee, payable quarterly in arrears,

▪	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each such meeting attended by telephone,

▪	$5,000 per year for serving on the Audit or Compensation Committees and $2,000 per year for serving on any other Board Committee,

▪	$10,000 per year for chairing the Audit or Compensation Committee, and $4,000 for chairing any other Committee, and

▪	We also pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Committee meetings and other company functions. In 2004, we paid the expenses of our Presiding Director and his wife, in the amount of approximately $10,000, to attend a company-sponsored customer event.

Non-employee directors may elect to receive their fees in shares of restricted common stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her. 1/3 of the restricted shares vest on the date of grant; 1/3 vest on the first anniversary of the grant date; and the final 1/3 vest on the second anniversary of the grant date.

     One of our non-employee directors elected to receive all of her 2004 compensation in cash. Another elected to receive one-half of his compensation in cash and one-half in stock. The rest of our non-employee directors elected to receive all fees earned during 2004 in shares of restricted stock rather than in cash.

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as the company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our Board of Directors has determined that in 2004 our “executive officers” were:

Gregg L. Engles — Chairman of the Board and Chief Executive Officer

See Mr. Engles’ biography on page 11.

Barry A. Fromberg — Executive Vice President and Chief Financial Officer

Mr. Fromberg, age 49, joined us in June 1998 as Executive Vice President and Chief Financial Officer. Prior to joining us, he served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc. from 1995 to 1998. He was Senior Vice President and Chief Financial Officer of Paging Network, Inc. from 1993 to 1995. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator from 1987 to 1993. From 1980 to 1987, he held various positions with Comcast Corporation. Mr. Fromberg was a Senior Accountant with Coopers & Lybrand from 1977 to 1980.

Other Information

Michelle P. Goolsby — Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Ms. Goolsby, age 47, joined us in July 1998 as Executive Vice President, General Counsel and Corporate Secretary. In August 1999, she assumed the additional role of Chief Administrative Officer. From September 1988 until July 1998, Ms. Goolsby held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with the Trammell Crow Company.

Ronald H. Klein — Senior Vice President — Corporate Development

Mr. Klein, age 39, joined us in 1997 as Assistant Treasurer. In mid-1998 he became Vice President, Corporate Development, focused primarily on acquisition and divestiture transactions and financial planning. In February 2002, he became Senior Vice President, Corporate Development. Prior to joining us, he worked in the Corporate Finance division of Bear Stearns.

Pete Schenkel — President, Dairy Group

See Mr. Schenkel’s biography on page 12.

Who are our senior operating officers?

Our senior operating officers are:

Rick Beaman — Chief Operating Officer, Southwest Region, Dairy Group

Mr. Beaman, age 47, has served as Chief Operating Officer of the Southwest Region of our Dairy Group since January 2000, when we formed that region in connection with our acquisition of Southern Foods. Prior to joining us, he worked in several positions at Southern Foods, including Executive Vice President during 1999, Vice President in 1997 and 1998, and general manager of Southern Foods’ Oak Farms Dairy from 1991 to 1997. Prior to joining Southern Foods, Mr. Beaman worked in various capacities at Borden, Inc. for 17 years.

Alan J. Bernon — Chief Operating Officer, Northeast Region, Dairy Group

See Mr. Bernon’s biography on page 11.

Miguel Calado — Executive Vice President and President of International

Mr. Calado, age 49, joined us in September 1998 as Executive Vice President and President of International. Prior to joining us, he served in a number of senior executive positions at PepsiCo from 1983 until September 1998, most recently as Senior Vice President-Finance and Chief Financial Officer for Frito Lay International. Prior to joining PepsiCo in 1983, he served in various capacities at Samarco Mineracao, S.A. in Brazil.

Rick Fehr — Chief Operating Officer, Southeast Region, Dairy Group

Mr. Fehr, age 53, has served as Chief Operating Officer of the Southeast Region of our Dairy Group since February 1998. He joined us in November 1996 as Vice President of Operations. Prior to joining us, Mr. Fehr served in various capacities with The Morningstar Group Inc. from 1988, including most recently as Vice President of Operations.

Jackie Jackson — Chief Operating Officer, Midwest Region, Dairy Group

Mr. Jackson, age 66, has served as Chief Operating Officer of the Midwest Region of our Dairy Group since April 2002. From January 2000 to April 2002, he served as a Regional Vice President of the Southwest Region of our Dairy Group and from 1990 to January 2000, he served as manager of Southern Foods’ Oak Farms Dairy operations in Houston, Texas. Prior to joining Southern Foods, Mr. Jackson worked in various capacities at Borden, Inc.

John Robinson — Chief Operating Officer, Morningstar Division, Dairy Group

Mr. Robinson, age 45, has served as Chief Operating Officer of the Morningstar Division of our Dairy Group since January 1, 2004. He joined us in 2000 as Senior Vice President of Sales and Marketing at the Dairy Group’s corporate headquarters. Prior to joining our corporate staff, he was President of Robinson Dairy, a subsidiary of our Dairy Group, from 1998 to 2000, where he held various other positions from 1982 to 1997.

Other Information

How much are our named executive officers paid?

Summary Compensation Table

	Annual Compensation						Long-term Compensation
							Value of
					Other Annual		Stock		Number of Stock	All Other
Name and Principal Position	Year	Salary(1)	Bonus(1)		Compensation(4)		Units Awarded(2)		Options Granted(3)	Compensation(4)
Gregg L. Engles	2004	$1,000,000	$—		$238,767	(5)	$3,148,170	(7)	324,000	$—
Chairman of the Board and	2003	1,000,000	1,151,822		148,200	(6)	5,942,400	(7)	609,000	—
Chief Executive Officer	2002	1,000,000	2,200,000	(8)	591,906	(9)	—		1,050,000	—
Barry A. Fromberg	2004	430,000	51,886		5,438	(10)	498,720	(13)	50,000	—
Executive Vice President and	2003	430,000	270,998	(11)	19,781	(12)	854,220	(13)	94,500	—
Chief Financial Officer	2002	400,000	480,000		—		—		195,000	—
Michelle P. Goolsby	2004	450,000	54,245		21,345	(14)	623,400	(17)	60,000	—
Executive Vice President,	2003	430,000	270,889	(15)	19,856	(16)	854,220	(17)	94,500	—
Chief Administrative Officer	2002	420,000	504,000		14,579	(18)	—		195,000	—
and General Counsel
Ronald H. Klein	2004	295,000	29,645		14,121	(19)	374,040	(21)	33,000	—
Senior Vice President —	2003	285,000	149,668		1,338	(20)	334,260	(21)	37,500	—
Corporate Development	2002	240,000	240,000		—		—		75,000	—
Pete Schenkel	2004	675,000	298,740		35,251	(22)	1,090,950	(25)	110,000	744,984	(23)
President, Dean	2003	675,000	636,561		58,675	(24)	2,228,400	(25)	250,500	629,652	(26)
Dairy Group	2002	625,000	1,125,000		63,355	(27)	—		495,000	804,870	(28)

(1)	Includes salary and bonus deferred pursuant to our Pre-2005 Deferred Compensation Plan (the “Deferred Compensation Plan”).

(2)	The value shown is as of the date of grant.

(3)	All share numbers have been adjusted to reflect all stock splits.

(4)	Does not include group life, health, hospitalization, medical reimbursement, disability, employee stock purchase plan or 401(k) match benefits that are available to all non-represented employees.

(5)	Includes $12,000 club membership, $2,014 executive physical benefit and $224,753 for personal use of company aircraft.

(6)	Includes $11,500 club membership, $1,497 executive physical benefit and $135,203 for personal use of company aircraft.

(7)	At December 31, 2003, Mr. Engles held 240,000 stock units with a value of $5.9 million. At December 31, 2004, Mr. Engles held 293,000 stock units with a value of $7.9 million. Dividends are not paid on stock units.

(8)	Mr. Engles deferred 100% of his 2002 bonus pursuant to our Deferred Compensation Plan and allocated the entire deferral toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan were purchased at a 15% discount.

(9)	Includes $382,600 for the discount on shares purchased under the Deferred Compensation Plan, $199,321 for personal use of company aircraft, $8,504 for club membership and $1,481 for executive physical benefit.

(10)	Includes $5,438 for personal use of company aircraft.

(11)	Mr. Fromberg deferred a portion of his 2003 bonus pursuant to our Deferred Compensation Plan and allocated the entire deferred amount toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan were purchased at a 15% discount.

(12)	Includes $17,646 discount on shares purchased under the Deferred Compensation Plan and $2,135 executive physical benefit.

(13)	At December 31, 2003, Mr. Fromberg held 34,500 stock units with a value of $854,220. At December 31, 2004, Mr. Fromberg held 43,600 stock units with a value of $1.2 million. Dividends are not paid on stock units.

(14)	Includes $21,345 for personal use of company aircraft.

(15)	Ms. Goolsby deferred a portion of her 2003 bonus pursuant to our Deferred Compensation Plan and allocated the entire deferral toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan were purchased at a 15% discount.

(16)	Includes $11,951 discount on shares purchased under the Deferred Compensation Plan and $7,905 for personal use of company aircraft.

(17)	At December 31, 2003, Ms. Goolsby held 34,500 stock units with a value of $854,220. At December 31, 2004, Ms. Goolsby held 47,600 stock units with a value of $1.3 million. Dividends are not paid on stock units.

(18)	Includes $14,579 for personal use of company aircraft.

(19)	Includes $1,330 executive physical benefit and $12,791 for personal use of company aircraft.

(20)	Includes $1,338 executive physical benefit.

(21)	At December 31, 2003, Mr. Klein held 13,500 stock units with a value of $334,260. At December 31, 2004, Mr. Klein held 22,800 stock units with a value of approximately $641,448. Dividends are not paid on stock units.

(22)	Includes $9,201 for personal use of company aircraft, $17,300 for a company-provided automobile, approximately $8,000 for a club membership, and $750 for full coverage Execucare health care insurance not provided to other employees.

(23)	$700,470 of this amount represents the last of four annual distributions Mr. Schenkel was entitled to receive as a result of the termination of a non-qualified retirement plan maintained by Southern Foods prior to our acquisition of that company effective January 2000. $44,514 is the premium for special term life and disability insurance paid for by the company and not offered to other employees.

(24)	Includes $28,425 for personal use of company aircraft, $21,500 for a company-provided automobile, approximately $8,000 club membership and $750 premium for full coverage Execucare health insurance not provided to other employees.

(25)	At December 31, 2003, Mr. Schenkel held 90,000 stock units with a value of $2.2 million. At December 31, 2004, Mr. Schenkel held 107,000 stock units with a value of $2.9 million. Dividends are not paid on stock units.

(26)	$588,064 of this amount represents the third of four annual distributions Mr. Schenkel was entitled to receive as a result of the termination of a non-qualified retirement plan maintained by Southern Foods prior to our acquisition of that company effective January 2000. $41,588 is the premium paid by the company for term life and disability insurance not offered to other employees.

(27)	Includes $36,905 for personal use of company aircraft, $17,700 for a company-provided automobile, approximately $8,000 for club dues, and $750 for full coverage Execucare health insurance not provided to other employees.

(28)	$765,287 of this amount represents the second of four annual distributions Mr. Schenkel was entitled to receive as a result of the termination of a non-qualified retirement plan maintained by Southern Foods prior to our acquisition of that company in January 2000. $39,583 is the premium paid by the company for term life and disability insurance not offered to other employees.

Other Information

OPTION GRANTS IN 2004 (TO NAMED EXECUTIVE OFFICERS)

					Potential Realizable Value
		Percent of Total			at Assumed Annual Rates
	No. of Shares	Options Granted			of Stock Price Appreciation
	Underlying	to Employees	Exercise Price		Over Option Term
Name	Options Granted	During 2004(1)	($/share)	Expiry Date(2)	5%(3)	10%(3)
Engles, Gregg L.	324,000	14.0%	$31.17	01/13/14	$6,351,257	$16,095,333
Fromberg, Barry A.	50,000	2.2	31.17	01/13/14	980,132	2,483,848
Goolsby, Michelle P.	60,000	2.6	31.17	01/13/14	1,176,159	2,980,617
Klein, Ronald H.	33,000	1.4	31.17	01/13/14	646,887	1,639,339
Schenkel, Pete	110,000	4.8	31.17	01/13/14	2,156,291	5,464,465

(1)	The total number of options granted during 2004 to all employees was 2,310,158.

(2)	All vest as follows: 1/3 on first anniversary of grant, 1/3 on second anniversary of grant, and 1/3 on third anniversary of grant.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

STOCK UNIT GRANTS IN 2004 (TO NAMED EXECUTIVE OFFICERS)

			Potential Realizable Value
			of Assumed Annual Rates
			of Stock Price Appreciation
			Over Total
	No. of Stock	Percent of Total Stock Units Granted	Vesting Period(3)
Name	Units Granted(1)	to Employees During 2004(2)	5%	10%
Engles, Gregg L.	101,000	22.6%	$4,017,951	$5,070,159
Fromberg, Barry A.	16,000	3.6	636,507	803,194
Goolsby, Michelle P.	20,000	4.5	795,634	1,003,992
Klein, Ronald H.	12,000	2.7	447,380	602,395
Schenkel, Pete	35,000	7.8	1,392,359	1,756,986

(1)	All stock unit grants vest ratably over 5 years.

(2)	The total number of stock units granted during 2004 to all employees was 447,700.

(3)	The actual value that an executive may realize will depend on the stock price on the date the underlying shares are sold.

OPTION EXERCISES IN 2004 (BY NAMED EXECUTIVE OFFICERS)

					Value of Unexercised
			No. of Options Unexercised		In-the-Money Options at
			as of December 31, 2004		December 31, 2004
	Shares Acquired	Total Value
Name	On Exercise	Realized	Vested	Not Vested	Vested	Not Vested
Engles, Gregg L.	135,000	$3,514,817	3,114,004	1,079,996	$53,298,833	$8,298,299
Fromberg, Barry A.	39,954	821,218	249,328	177,999	3,354,432	1,421,860
Goolsby, Michelle P.	26,954	607,061	392,595	187,999	6,135,441	1,439,660
Klein, Ronald H.	8,046	179,235	69,456	82,998	861,146	577,641
Schenkel, Pete	153,501	2,126,186	723,501	441,998	11,655,907	3,636,948

Other Information

CHANGE IN CONTROL BENEFITS

We have entered into agreements with all of our named executive officers pursuant to which we must

▪	pay each of the named executive officers a lump sum of cash equal to 2 to 3 times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a pro-rated bonus for the portion of the year served prior to termination, in addition to, in some cases, a gross-up payment to pay for any applicable excise taxes,

▪	pay each of the named executive officers the unvested balance of his or her 401(k) account, plus 2 to 3 times his or her most recent company match,

▪	continue the executive’s insurance benefits for two years, and

▪	provide certain outplacement services

if, in connection with or within two years after a change in control (as defined in the agreements) of our company

▪	the named executive officer’s employment is terminated by us or any successor of ours without cause (as defined in the agreements), or

▪	the named executive officer’s employment is terminated by the executive for good reason (as defined in the agreements).

Also, certain of these agreements provide that the officer has the right, at any time during the 13th month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he or she had been terminated by us or by a successor company during the two years after a change in control as described above. The agreements also contain

▪	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination,

▪	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

▪	agreements not to solicit any of our employees for two years after termination.

All of the named executive officers’ unvested stock options and stock units will automatically vest immediately upon a change in control (as defined in the agreements).

Do We Have Any Equity Compensation Plans Not Approved By Our Stockholders?

All of our equity compensation plans have been approved by our stockholders. The following table contains certain information about our plans as of December 31, 2004.

	Number of Securities to be	Weighted Average Exercise	Number of Securities Remaining
	Issued Upon Exercise of Outstanding	Price of Outstanding Options,	Available for Future Issuance Under
Plan Category	Options, Warrants and Rights	Warrants and Rights	Equity Compensation Plans
Equity compensation plans approved by security holders	16,847,721	$20.32	9,154,215
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	16,847,721	$20.32	9,154,215

Other Information

How Much Stock Do Our Executive Officers And Directors Own?

On this page is information as of March 31, 2005 concerning:

▪	Each stockholder known by us to beneficially own more than 5% of our outstanding common stock,

▪	Each director and each named executive officer, and

▪	All directors and executive officers as a group.

	# Shares	Exercisable
Beneficial Owner	Common Stock	Options(1)	Total	Percent(2)	Notes
Bernon, Alan J.	566,692	225,394	792,086	0.5%
Collens, Lewis M.	14,891	37,500	52,391	*
Davis, Tom C.	10,558	60,000	70,558	*
Engles, Gregg L.	1,400,833	3,730,002	5,130,835	3.1%
Fromberg, Barry A.	29,563	362,494	392,057	0.2%
Goolsby, Michelle P.	22,351	489,181	511,532	0.3%
Green, Stephen L.	37,036	150,000	187,036	0.1%
Hardin, Jr., Joseph S.	29,891	127,500	157,390	0.1%	(3)
Hill, Janet	8,263	51,036	59,299	*
Kirk, Ron	4,228	15,000	19,228	*
Klein, Ronald H.	24,476	117,956	142,432	0.1%
Llewellyn, John S., Jr.	11,904	71,340	83,244	0.1%
Muse, John R.	242,744	127,500	370,244	0.2%	(4)
Nevares, Hector M.	609,629	276,525	886,154	0.5%
Pender, P. Eugene	19,499	150,000	169,499	0.1%	(5)
Schenkel, Pete	159,292	1,001,708	1,161,000	0.7%
Turner, Jim L.	166,747	191,250	357,997	0.2%
Totals — executive officers and directors as a group	3,358,787	7,184,386	10,543,173	6.4%

*	Less than 0.1%

(1)	As of 03/31/2005, including options exercisable within the next 60 days.

(2)	Percentages based on 150,275,812 shares of common stock outstanding as of 03/31/2005 plus 13,418,130, the total number of outstanding options exercisable within 60 days, for a denominator of 163,693,942.

(3)	Includes 2,100 shares held by Trust.

(4)	Includes 3,450 shares owned by family members.

(5)	Includes 6,950 shares owned indirectly through entities controlled by Mr. Pender.

Other Information

What Other Relationships Do We Have With Our Executive Officers And Directors?

Real Property Lease

We lease the land for our Franklin, Massachusetts plant from a partnership owned by Alan Bernon and his family. Our lease payments during 2004 totaled $0.7 million.

Minority Interest in Consolidated Container Holding Company

We hold our minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an approximately 99% interest. Alan Bernon and his brother, Peter Bernon, collectively own the remaining less than 1% of Franklin Plastics, Inc.

Professional Fees

During 2004, we paid legal fees and expenses of (1) approximately $492,141 to Gardere Wynne Sewell LLP, where Ron Kirk was a partner, and approximately $72,000 to Vinson & Elkins, where Mr. Kirk has been a partner since February 2005, and (2) approximately $123,150 to Locke Liddell & Sapp LLP, where Michelle Goolsby’s husband is a partner, for legal services rendered on various matters. We also paid approximately $136,165 during 2004 to Heidrick & Struggles, an executive search firm where Mr. Kirk’s wife is a partner.

Ordinary Course Purchases and Sales

During 2004, we sold approximately $7.8 million of our products to Brinker International and its subsidiaries in the ordinary course of business (all of which were through distributors). Mr. Kirk sits on the Board of Directors of Brinker International. During 2004, we sold approximately $29.0 million of our products to Wendy’s International and its subsidiaries in the ordinary course of business (some of which were through distributors). Ms. Hill sits on the Board of Wendy’s International. Also, we purchased approximately $2.0 million of communications goods and services from Nextel Communications in the ordinary course of business. Ms. Hill serves on the Board of Nextel Communications.

Charitable Contribution

In 2004, we made a charitable contribution of $40,000 to Students in Free Enterprise, a charitable organization with which Mr. Hardin and Mr. Engles are affiliated.

Employment of Family Members

Mr. Schenkel’s son and son-in-law are both employed in the Southwest region of our Dairy Group. Mr. Stephen Schenkel, Mr. Pete Schenkel’s son, is the Sales Manager for Schepps Dairy, and received total cash compensation of $129,606 in 2004 (including salary and bonus earned for 2004), in addition to benefits available to all similarly situated employees. In January 2004, he was granted options to purchase 2,000 shares of Dean Foods Company common stock. Mr. Craig Roberts, Mr. Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy, and received total cash compensation of $163,254 in 2004 (including salary and bonus earned for 2004), in addition to benefits available to all similarly situated employees. In January 2004, he was granted options to purchase 2,000 shares of Dean Foods Company common stock. Options granted to Mr. Stephen Schenkel and Mr. Roberts have an exercise price of $31.17 and will expire on January 13, 2014.

How Has Our Stock Performed?

The following graph compares

▪	the cumulative total return of our common stock since December 31, 1998, with

▪	the Standard & Poor’s 500 Stock Index, and

▪	a peer group index of United States consumer products companies, assuming a $100 investment on December 31, 1998. Points plotted are as of December 31 of each year. We have never paid dividends.

     The peer group that we have selected includes 24 manufacturers of food, beverages and other consumer packaged goods. This group includes Archer-Daniels-Midland Company, Campbell Soup Company, The Clorox Company, Coca-Cola Enterprises Inc., Colgate-Palmolive Company, ConAgra Foods, Inc., Cott Corporation, Del Monte Foods Company, General Mills, Inc., The Gillette Company, H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, The J.M. Smucker

Company, Kellogg Company, Kimberly-Clark Corporation, McCormick & Co., Inc., The Pepsi Bottling Group, Inc., The Procter & Gamble Company, Sara Lee Company, Smithfield Foods, Inc., Tyson Foods, Inc. and The Wrigley Company. This is the same peer group that the Compensation Committee of our Board of Directors has selected to compare us to for purposes of determining our executive compensation.

Notes

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100 on 12/31/1999.

Section 16(A) Beneficial Ownership Reporting Compliance

Due to an administrative error on the part of the company, several Form 4’s related to stock awards and other transactions not initiated by our officers and directors were not timely filed. The following filings were made late: (1) stock award grants (stock options and stock units) to our executive officers on January 14, 2004, (2) formula stock awards (stock options and stock units) granted to our non-employee directors on June 30, 2004 (as described on page 21 herein), (3) regular grants of restricted stock to our non-employee directors in payment of their quarterly fees (as described on page 21 herein) for the last quarter of 2003 and the first two quarters of 2004, and (4) deferred compensation purchases made by the plan trustee on behalf of participating executive officers on February 11, 2004. No late filings were made in connection with purchase or sale transactions initiated by our officers or directors themselves.

DEAN FOODS COMPANY
2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Telephone: 214.303.3400
Facsimile: 214.303.3499
www.deanfoods.com

     Dear Stockholder:

     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the internet. We encourage you to vote now, by telephone or over the internet. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and the enclosed proxy card for further information about voting procedures.

     If you have elected to view the Dean Foods proxy statement and annual report over the internet instead of receiving copies in the mail, you can now access the proxy statement for the 2005 annual stockholders’ meeting and the 2004 annual report on the internet through the following address: http://www.deanfoods.com, click on “Investors” and click on Annual Report.

     If you notified us previously that you prefer to receive the annual report and proxy electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods will provide a copy to you upon request. To obtain a copy of these documents, please call 214-303-3438.

     Thank you for your attention to these matters.

Dean Foods Company

PROXY	DEAN FOODS COMPANY	PROXY

ANNUAL MEETING OF STOCKHOLDERS – MAY 24, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gregg L. Engles and Michelle P. Goolsby and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on April 1, 2005, at the annual meeting of stockholders to be held on Tuesday, May 24, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST THE STOCKHOLDER PROPOSAL.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY PHONE OR INTERNET,
YOU MUST SIGN AND DATE THE REVERSE SIDE.

Comments:
DEAN FOODS COMPANY
P.O. BOX 11333
NEW YORK, N.Y. 10203-0333

DEAN FOODS COMPANY	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	TELEPHONE	MAIL
https://www.proxyvotenow.com/dfc	1-866-564-2333 Within the United States and Canada only.

https://www.proxyvotenow.com/dfc
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign, and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-564-2333

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

1.	Re-election of Directors for a 3-Year Term
	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐			In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Nominees: 01 – Tom C. Davis, 02 – Stephen L. Green, 03 – Joseph S. Hardin, Jr., 04 – John R Muse.									Plan to attend Annual Meeting.	☐
									Have written comments on the reverse side of card.	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).									To change your address, please mark this box.	☐

*Exceptions:

						FOR	AGAINST	ABSTAIN
2.	Proposal to ratify Deloitte & Touche LLP as independent auditor.					☐	☐	☐
3.	Stockholder proposal regarding sustainability reports.					☐	☐	☐
SCAN LINE
Please sign exactly as your name or names appear above. For joint holders, both should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your title.

Date	Stockholder sign here	Co-Owner sign here